Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of January 1, 2005 (the “Effective Date”), by and between J. Derrill Rice (“Executive”) and International Textile Group, Inc. (“Company” or “ITG”), a Delaware corporation.

RECITALS:

A. Executive serves as the President of Burlington Interior Fabrics and is a key corporate officer of Burlington Interior Fabrics and is expected to make major contributions to the profitability, growth and financial strength of the ITG.

B. ITG desires to employ Executive, and Executive desires to accept such employment, under the terms and conditions of this Agreement.

C. The Board of Directors has also determined that it is in the best interests of the stockholders and ITG to promote stability among key officers.

IN CONSIDERATION OF THE FOREGOING, the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.	Definitions.

1.1 “Base Salary” has the meaning set forth in Section 6.1.

1.2 “Board” means the board of directors of ITG.

1.3 “Cause” means (A) the commission by Executive of (i) a felony or (ii) any serious crime involving fraud, dishonesty or breach of trust; (B) gross negligence or intentional misconduct by Executive with respect to ITG or in the performance of his duties to ITG; (C) failure to follow a reasonable, lawful and specific direction of the President and CEO of ITG; (D) failure by Executive to cooperate in any corporate investigation, or (E) breach by Executive of any material provision of this Agreement, which breach is not corrected by Executive within ten (10) calendar days after receipt by Executive of written notice from ITG of such breach. For purposes of this definition, no act or failure to act by the Executive shall be considered “intentional” unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of ITG.

1.4 “Disability” or “Disabled” means the absence of Executive from Executive’s duties with the Company on a full time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative.

1.5 “Employee Benefits” means the “benefit plans and policies” for the limited liability companies of ITG or its predecessor that was the employer of the Executive immediately prior to the execution of this Employment Agreement and Employee Benefits shall refer to such plans until adopted by and as subsequently amended by ITG.

1.6 “Good Reason” means the termination of Executive’s employment by Executive for any of the following reasons:

(A) involuntary reduction in Executive’s Base Salary unless such reduction occurs simultaneously with a reduction in officers’ salaries generally applicable on a company-wide basis;

(B) involuntary discontinuance or reduction in bonus award opportunities for Executive under ITG’s Incentive or Bonus Plan unless a generally applicable company-wide reduction or elimination of all officers’ bonus awards occurs simultaneously with such discontinuance or reduction;

(C) involuntary discontinuance of Executive’s participation in any employee benefit plans maintained by ITG unless such plans are discontinued by reason of law or loss of tax deductibility to ITG with respect to contributions to such plans, or are discontinued as a matter of ITG policy applied equally to all participants in such plans that are in the same classification of employees as Executive;

(D) failure to obtain an assumption of ITG’s obligations under this Agreement by any successor to ITG, regardless of whether such entity becomes a successor to ITG as a result of a merger, consolidation, sale of assets of ITG, or other form of reorganization, except when the rights and obligations of ITG under this Agreement are vested in the successor to ITG by operation of law;

(E) involuntary relocation of Executive’s primary office to a location more than fifty (50) miles from the City of Greensboro, State of North Carolina; and

(F) material reduction of Executive’s duties in effect on the Effective Date; provided, however that a change in title or reporting line will not constitute Good Reason unless such change is coupled with a material reduction in the actual duties of Executive.

1.7 “Incentive or Bonus Plan” has the meaning set forth in Section 6.2 hereof.

1.8 “ITG” means International Textile Group Inc. and each of the affiliates of International Textile Group Inc. (meaning any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, International Textile Group Inc.), along with all successors and assigns of each of such entities.

1.9 “Plan” has the meaning set forth in Section 7.3.

1.10 “Restricted Customers” means all the specific customer accounts, whether within or outside of the Restricted Territory, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2)-year period prior to such termination.

1.11 “Restricted Industry” means the specific industry segment or segments for which the Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2)-year period prior to such termination.

1.12 “Restricted Territory” means the geographic area(s) within a 200 mile radius of any and all ITG location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two-year period prior to such termination.

1.13 “Target Bonus” has the meaning set forth in the Incentive or Bonus Plan as defined in Section 6.2 hereof.

1.14 “Term” has the meaning set forth in Section 5.

1.15 “Termination Date” means the date on which the termination of Executive’s employment with ITG becomes effective.

2.	Termination of Prior Agreements.

The parties hereto acknowledge and agree that, effective as of the date hereof, all prior employment agreements if any are terminated and each and every provision of each of such agreements is rendered void and of no further force or effect whatsoever.

3.	Employment.

ITG hereby employs Executive, and Executive hereby accepts employment, according to the terms and conditions set forth in this Agreement and for the period specified in Section 5 of this Agreement.

4.	Duties.

During the Term, Executive shall serve ITG as its President of Interior Fabrics in accordance with reasonable and lawful directions from ITG’s President and CEO and the Board of Directors and in accordance with ITG’s Articles of Incorporation and Bylaws, as both may be amended from time to time. Executive will report directly to the President and Chief Executive Officer of ITG. While Executive is employed by ITG as a full-time employee, Executive shall serve ITG, faithfully, diligently, competently and to the best of his ability, and will exclusively devote his full time, energy and attention to the business of ITG and to the promotion of its interests. Executive shall not, without the written consent of the President and CEO of ITG, either render services to or for any person, firm, corporation or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and whether or not it is paid directly or indirectly to Executive, or serve as a board member, director or trustee of any corporation or organization regardless of whether Executive is paid for such services. Nothing in this Section 4 shall preclude Executive from managing his personal investments and affairs, provided that such activities in no way interfere with the proper performance of his duties and responsibilities as President of Interior Fabrics.

5.	Term of Employment.

Subject to Article 9, the term of this Agreement (the “Term”) shall commence on the Effective Date and end on December 31, 2006. The Term shall automatically be extended by one year on each December 31, beginning December 31, 2005, unless not later than September 30 of each year ITG notifies Executive, or Executive notifies ITG, that it or he, as the case may be, does not desire to have the Term extended. For example, if such notice of non-extension is not given by September 30, 2005, the Term of this Agreement shall automatically be extended to December 31, 2007.

6.	Compensation.

6.1 Base Salary. While employed under this Agreement, Executive will receive as his compensation for the performance of his duties and obligations to ITG under this Agreement a Base Salary of Two Hundred Forty Thousand Dollars ($240,000.00) per year, which will be payable in such installments established by ITG for all salaried employees, and which will be subject to annual review by the Board of Directors or any committee designated by the Board of Directors (the base salary, as it may be modified from time to time, is referred to herein as the “Base Salary”).

6.2 Bonus. In addition to the Base Salary, Executive will receive with respect to each plan year a bonus in accordance with ITG’s Incentive and Bonus Plan, a copy of which has been delivered to Executive.

6.3 Withholding. All compensation payable to Executive pursuant to this Section 6 shall be paid net of amounts withheld for federal, state, municipal or local income taxes, Executive’s share, if any, of any payroll taxes and such other federal, state, municipal or local taxes as may be applicable to amounts paid by an employer to its employee or to the employer/employee relationship.

7.	Other Benefits of Employment.

7.1 Employee Benefits. Executive will be entitled to participate in such hospitalization, life insurance, long and short term disability, 401(k) and other employee benefit plans and programs, if any, as may be adopted by ITG from time to time, in accordance with the provisions of such plans and programs and on the same basis as other full-time salaried employees of ITG who participate in such employee benefit plans (except to the extent that the benefits provided under any of such plans or programs are expressly offset by any of the benefits provided under or pursuant to this Agreement).

7.2 Executive Benefits. Executive shall be entitled to participate in any employee benefit adopted by ITG for executive level employees.

7.3 Stock Based Awards. Executive shall be eligible to receive grants of stock options, performance units, stock appreciation rights, restricted stock, deferred shares, and other stock-based awards in accordance with the provisions of any stock-based award or long-term incentive plan (“Plan”) ITG may adopt or amend or supersede from time to time. The terms of such grants shall be determined by the Board of Directors (or its designee as provided in the Plan or as appointed by the Board of Directors) in accordance with the Plan, provided, however, that notwithstanding any provision of the Plan to the contrary, in the event of any termination of Executive’s employment for any reason other than for Cause pursuant to Section 9.3, or for termination of employment for other than Good Reason pursuant to Section 9.5, any stock-based award granted to Executive prior to such Termination Date shall immediately vest and be exercisable by or issued to the Executive under the Plan.

7.4 Taxes and Withholding. Executive shall be responsible for paying all federal, state, municipal or local taxes payable by him with respect to any benefits provided under this Section 7, and ITG will, when required by law or when otherwise appropriate or customary, withhold from the benefits or other compensation amounts sufficient to satisfy such taxes, unless taxes are to be paid by ITG as set forth in the provisions of the executive benefit plan, Employee Benefit Plan, or an agreement with the Executive.

7.5 Vacation. Notwithstanding any policy of the company for salaried employees, Executive will be entitled to four (4) weeks paid vacation and ITG recognized holidays.

8.	Termination.

8.1 Termination by ITG.

(A) This Agreement shall automatically terminate effective upon (i) the date of Executive’s death; (ii) the date that Executive is determined to be permanently Disabled or (iii) the date of Executive’s retirement.

(B) ITG may terminate this Agreement, and Executive’s employment with ITG, without Cause upon ninety (90) days’ prior written notice to Executive.

(C) ITG may terminate this Agreement, and Executive’s employment with ITG, with Cause effective immediately and without the requirement of prior notice to Executive.

8.2 Termination by Executive. Executive may terminate this Agreement, and his employment with ITG, with or without Good Reason, upon ninety (90) days’ prior written notice to ITG.

8.3 Notice. Any purported termination of this Agreement by ITG or Executive shall be communicated by written notice of termination to the other party. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provisions so indicated, and shall specify the Termination Date (which shall not be earlier than the date of the notice).

9.	Compensation and Benefits Upon Termination of Employment.

9.1 Termination of Employment upon Death. If Executive’s employment is terminated by reason of death, his estate shall be entitled to receive only the Base Salary to which Executive was entitled through the date of death, any accrued unpaid bonus compensation for the prior plan year, any unpaid Target Bonus compensation (calculated on a pro rata basis) due to Executive with respect to the plan year in which the Termination Date occurs, and such other benefits as may be available to Executive or his estate through ITG’s benefit plans and policies. The payment of said bonus compensation shall be made in a lump sum within sixty (60) days from the Termination Date.

9.2 Termination of Employment upon Disability. If Executive’s employment is terminated due to his Disability, Executive shall be entitled to receive only the Base Salary to which he was entitled through the Termination Date due to Disability, any accrued unpaid bonus compensation for the prior plan year, any unpaid Target Bonus compensation (calculated on a pro rata basis) due to Executive with respect to the plan year in which the Termination Date occurs, and such other benefits as may be available to Executive through ITG’s benefit plans and policies. The payment of said bonus compensation shall be made in a lump sum within sixty (60) days from the Termination Date.

9.3 Termination of Employment by ITG for Cause. If Executive’s employment is terminated for Cause as provided in Section 8.1(C), Executive shall be entitled to receive the Base Salary to which he was entitled through the Termination Date, and such other benefits as may be available to him through ITG’s benefit plans and policies in effect on the Termination Date, other than any accrued but unpaid bonus compensation, which shall be forfeited.

9.4 Termination Without Cause or Termination For Good Reason. If ITG terminates Executive’s employment without Cause pursuant to Section 8.1(B) or if Executive terminates his employment for Good Reason pursuant to Section 8.2, Executive shall receive severance pay equal to (A) two (2) times his Base Salary; (B) two (2) times the average of Executive’s previous three (3) years annual bonus (or if Executive was employed for less than three (3) years, the average of Executive’s bonus during the actual employment term); and (C) medical and dental coverage under the plan(s) in effect under the COBRA eligibility period for Executive and any eligible dependents with the costs absorbed by the Company on a tax protected basis to Executive for the period of time Executive and/or dependents(s) remain eligible for COBRA but not to exceed two (2) years from the Termination Date. Said severance shall be in such installments established by ITG for all salaried employees and bonus payments shall be paid at the same time bonus payments are made for all plan participants. Executive agrees that he shall not be entitled to any additional compensation or benefits other than what is set out in this Section 9.4. Executive and ITG agree that the receipt of severance benefits as defined in this Section 9.4 are conditioned upon and subject to Executive and ITG executing a valid mutual release agreement releasing any and all claims which either of them have or may have against the other arising out of Executive’s employment (other than enforcement of this Agreement).

9.5 Termination of Employment other than for Good Reason. If Executive terminates employment with ITG pursuant to Section 8.2 other than for Good Reason or Executive elects to not renew this Agreement for an additional term, Executive shall be entitled to receive only the Base Salary to which he was entitled through the Termination Date, accrued unpaid bonus compensation due to Executive for the plan year prior and such other benefits as may be available to him through ITG’s benefit plans and policies through the Termination Date. Such bonus payments shall be paid at the same time bonus payments are made for all plan participants. If the Company elects not to renew this Agreement for an additional term, Executive shall be entitled to receive compensation equal to one (1) year of his Base Salary plus the average of Executive’s previous three (3) years annual bonus (or if Executive was employed for less than three (3) years, the average of Executive’s bonus during the actual employment term). Severance compensation shall be paid in such installments established by ITG for all salaried employees and bonus payments shall be paid at the same time bonus payments are made for all plan participants. Such severance payments shall commence immediately after the Termination Date.

9.6 Effect of Termination. Upon termination of Executive’s employment, the obligations of each of the parties under this Agreement shall expire as of the Termination Date, including, without limitation, the obligations of ITG to pay any compensation to Executive, except to the extent otherwise specifically provided in this Agreement. Notwithstanding the foregoing, the obligations contained in Sections 9.7 and 10 of this Agreement, the provisions hereof relating to the obligations of ITG described in the preceding sentence and any other provision of this Agreement that is intended to continue in full force and effect after the termination of Executive’s employment, shall survive the termination or expiration of this Agreement in accordance with the terms set forth therein.

9.7 Other Compensation. The amount of any payment provided for in this Section 9 shall be reduced by any compensation earned or benefits provided as the result of the employment of Executive by another employer or as a result of Executive being self-employed after the Termination Date. If any such compensation received by Executive from another employer or as a result of his self-employment is less than the payment payable under this Section 9, the Company shall pay to the Executive only the difference between such amounts to Executive in accordance with the applicable payment terms set forth in this Section 9.

9.8 Non-Payment Due to Breach. In the event Executive breaches any of the covenants and obligations set forth in this Agreement, including without limitation any of the covenants set forth in Section 10 hereof, then ITG’s obligation to make any remaining payments under this Agreement that have not already been paid to Executive shall be terminated.

10.	Confidentiality, Non-Compete, and Non-Solicitation.

10.1 Non-Disclosure. Executive expressly covenants and agrees that he will not reveal, use, divulge or make known to any person, firm, company or corporation any secret or confidential information of any nature concerning ITG or its business, or anything connected therewith.

10.2 Return of Materials. Executive agrees to deliver or return to ITG upon termination or expiration of this Agreement or as soon thereafter as possible, all written information and any other similar items furnished by ITG or prepared by Executive in connection with his services hereunder. Executive will retain no copies thereof after termination of this Agreement or Executive’s employment with ITG.

10.3 Non-Competition. In the event of termination or non-renewal of this Agreement by either ITG or Executive, for any reason, Executive shall not (except as an officer, director,

employee, agent or consultant of ITG) during the two (2) year period following the Termination Date, directly or indirectly, (a) own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with any business or enterprise that is actively engaged in any business in the Restricted Industry within the Restricted Territory; provided that the foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than one percent (1%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Exchange Act of 1934, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided, further, that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a shareholder, or seeks to do any of the foregoing or (b) solicit, call upon, divert or take away any Restricted Customers for purposes of conducting a business in the Restricted Industry.

10.4 No Solicitation. In addition to the limitation imposed by Section 10.3, Executive hereby further agrees and covenants that during the term of this Agreement, and for a period of two (2) years thereafter, he shall not, directly or indirectly, on his own behalf or with others (A) induce or attempt to induce any employee of ITG to leave the employ of ITG, or in any way interfere with the relationship between ITG and any employee; (B) knowingly hire any employee of ITG; or (C) induce or attempt to induce any referral source or other business relation of ITG not to do business with ITG, or to cease doing business with ITG, or in any way interfere with the relationship between any such referral source or business relation and ITG.

10.5 Injunctive Relief. Executive acknowledges that it is impossible to measure in money the damages that will accrue to ITG by reason of Executive’s failure to observe any of the obligations imposed on him by this Section 10. Accordingly, if ITG shall institute an action to enforce the provisions hereof, Executive hereby waives the claim or defense that an adequate remedy at law is available to ITG, and Executive agrees not to urge in any such action the claim or defense that such remedy at law exists.

10.6 Severability. If a final determination is made by a court having competent jurisdiction that the time or territory or any other restriction contained in Sections 10.1, 10.3 or 10.4 is an unenforceable restriction on Executive’s activities, the provisions of Sections 10.1, 10.3 or 10.4 shall not be rendered void but shall be deemed amended to apply such maximum time and territory and such other restrictions as such court may judicially determine or otherwise indicate to be reasonable.

11.	Miscellaneous.

11.1 Assignment. This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators and successors; provided, however, that Executive shall not assign this Agreement.

11.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11.3 Entire Agreement. This Agreement between Executive and ITG, set forth the entire agreement of the parties concerning the employment of Executive by ITG, and any other oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement, are hereby rescinded, revoked, and rendered null and void by the parties. Both parties hereto have participated in the selection of the words and phrases set forth in this Agreement in order to express their joint intentions in entering into this employment relationship, and the parties hereto agree that there shall not be strict interpretation against either party in connection with any review of this Agreement in which interpretation thereof is an issue.

11.4 Notices. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, or mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to the address of Executive on the books and records of ITG at the time of the delivery of such notice, and properly addressed to ITG if addressed to:

Corporate Secretary

International Textile Group, Inc.

804 Green Valley Road, Suite 300

Greensboro NC 27408

11.5 Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within the requirements of law. In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be indefinite, invalid, void or voidable or otherwise unenforceable, the balance of this Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice.

11.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first above written.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Joseph L. Gorga
Name:	Joseph L. Gorga
Its:	President and Chief Executive Officer

/s/ J. Derrill Rice
J. Derrill Rice